Exhibit 3.1

FIRST AMENDMENT
TO THE
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
SHELTER ACQUISITION CORPORATION I

SHELTER ACQUISITION CORPORATION I (the “Corporation”), a corporation organized and existing under the laws of the State of Delaware, does hereby certify as follows:

1.	The name of the Corporation is Shelter Acquisition Corporation I. The Corporation’s Certificate of Incorporation was filed in the office of the Secretary of State of the State of Delaware on December 11, 2020 (the “Original Certificate”). An Amended and Restated Certificate of Incorporation was filed in the office of the Secretary of State of the State of Delaware on June 29, 2021 (the “Amended and Restated Certificate of Incorporation”).

2.	This First Amendment to the Amended and Restated Certificate of Incorporation amends the Amended and Restated Certificate of Incorporation of the Corporation.

3.	This First Amendment to the Amended and Restated Certificate of Incorporation was duly adopted by the affirmative vote of the holders of at least sixty percent (60%) of all then outstanding shares of the Common Stock in accordance with Section 9.1 of the Amended and Restated Certificate of Incorporation.

4.	The text of sub-paragraph (b) of Section 9.1 is hereby amended and restated to read in full as follows:

(b) Immediately after the Offering, a certain amount of the net offering proceeds received by the Corporation in the Offering (including the proceeds of any exercise of the underwriter’s over-allotment option) and certain other amounts specified in the Corporation’s registration statement on Form S-1, as initially filed with the Securities and Exchange Commission (the “SEC”) on February 17, 2021 (as amended, the “Registration Statement”), shall be deposited in a trust account (the “Trust Account”), established for the benefit of the Public Stockholders (as defined below) pursuant to a trust agreement described in the Registration Statement. Except for the withdrawal of interest to pay franchise and income taxes, none of the funds held in the Trust Account (including the interest earned on the funds held in the Trust Account) will be released from the Trust Account until the earliest of (i) the completion of the initial Business Combination, (ii) the redemption of 100% of the Offering Shares (as defined below) if the Corporation does not complete its initial Business Combination by June 30, 2023 or such earlier date as determined by the Board to be in the best interests of the Company and (iii) the redemption of shares in connection with a vote seeking to amend any provisions of the Amended and Restated Certificate relating to stockholders’ rights or pre-initial Business Combination activity (as described in Section 9.7). Holders of shares of the Corporation’s Common Stock included as part of the units sold in the Offering (the “Offering Shares”) (whether such Offering Shares were purchased in the Offering or in the secondary market following the Offering and whether or not such holders are members or affiliates of Shelter Sponsor LLC (the “Sponsor”) or officers or directors of the Corporation) are referred to herein as “Public Stockholders.”

5.	The text of sub-paragraph (d) of Section 9.2 is hereby amended and restated to read in full as follows:

(d) In the event that the Corporation has not consummated an initial Business Combination by June 30, 2023 or such earlier date as determined by the Board to be in the best interests of the Company, the Corporation shall (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter subject to lawfully available funds therefor, redeem 100% of the Offering Shares in consideration of a per-share price, payable in cash, equal to the quotient obtained by dividing (A) the aggregate amount then on deposit in the Trust Account, including interest not previously released to the Corporation to pay its franchise and income taxes (less up to $100,000 of interest to pay dissolution expenses), by (B) the total number of then outstanding Offering Shares, which redemption will completely extinguish rights of the Public Stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining stockholders and the Board in accordance with applicable law, dissolve and liquidate, subject in each case to the Corporation’s obligations under the DGCL to provide for claims of creditors and other requirements of applicable law.

6.	The text of Section 9.7 is hereby amended and restated to read in full as follows:

If, in accordance with Section 9.l(a), any amendment is made to this Amended and Restated Certificate of Incorporation (i) that would affect the substance or timing of the Corporation’s obligation to provide Public Stockholders the right to have their shares of Class A Common Stock redeemed in connection with an initial Business Combination or to redeem 100% of the Offering Shares if the Corporation has not consummated an initial Business Combination by June 30, 2023 or such earlier date as determined by the Board to be in the best interests of the Company or (ii) with respect to any other provisions relating to the rights of holders of the Class A Common Stock, the Public Stockholders shall be provided with the opportunity to redeem their Offering Shares upon the approval of any such amendment, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest not previously released to the Corporation to pay its franchise and income taxes, divided by the number of then outstanding Offering Shares. The Corporation’s ability to provide such opportunity is subject to the Redemption Limitation.

[Signature page follows]

IN WITNESS WHEREOF, Shelter Acquisition Corporation I has caused this First Amendment to the Amended and Restated Certificate to be duly executed in its name and on its behalf by an authorized officer as of this 21st day of December, 2022.

SHELTER ACQUISITION CORPORATION I

By:	/s/ Christopher Keber
	Name:	Christopher Keber
	Title:	Chief Executive Officer

Signature Page to First Amendment to the Amended and Restated Certificate of Incorporation of

Shelter Acquisition Corporation I